United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2007

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation or Organization)

1106 Palms Airport Drive
Las Vegas, Nevada	89119-3720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 5, 2007, Shuffle Master, Inc. (NASDAQ National Market: SHFL) (either the “Company,” “we” or “our”) entered into an amendment and waiver (the “Amendment”) to the Credit Agreement, dated as of November 30, 2006, among the Company, Deutsche Bank Trust Company Americas, as Administrative Agent, and the lenders party thereto.  Among other items, the Amendment extends the date for delivery of our first quarter financial statements from April 1, 2007 to May 31, 2007. The amendment also waives all defaults associated with our failure to deliver our first quarter financial statements to the lenders on the due date originally prescribed by the Credit Agreement.  The Amendment is attached hereto as Exhibit 10.1.

Item 8.01 Other Events

We have received a series of letters from Wells Fargo, National Association, in its capacity as trustee (in such capacity, the “Trustee”), under the indenture (the “Indenture”) dated as of April 21, 2004 between the Company and the Trustee, governing our 1.25% Contingent Convertible Senior Notes Due 2024 (the “Notes”). The Trustee makes two principal contentions in its letters.  First, the Trustee maintains that we were in default under Section 4.02 of the Indenture as of March 12, 2007, the initial prescribed date that our January 31, 2007 Form 10-Q was due to be filed with the SEC.  This contention is based on the Trustee’s contention that Section 4.02 of the Indenture created an independent obligation to file our quarterly report on Form 10-Q for the period ended January 31, 2007 (our “First Quarter 10-Q”) with the SEC on March 12, 2007.  Section 4.02 of the Indenture states:

“The Company shall file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.”

The Trustee’s second principal contention is that we were also in default under Section 4.02 of the Indenture as of March 27, 2007, this time for failure to deliver a copy of our First Quarter 10-Q to the Trustee within 15 days of when it was originally due to be filed with the SEC.

In our response to the Trustee, we have made the following points.   First, we contend that we were not in default under Section 4.02 of the Indenture because only copies of reports that have actually been filed with the SEC are required by Section 4.02 to be provided to the Trustee, and the terms of Section 4.02 do not require any such delivery to the Trustee until 15 days after such reports have actually been filed with the SEC.  It is our position that the clear text of Section 4.02 of the Indenture does not contain any independent obligation to make any filings with the SEC.  Therefore, we contend that we cannot be in default under Section 4.02 of the Indenture with respect to any document or report that has not yet been filed with the SEC.  In addition, even if it were possible for a default to occur under Section 4.02 of the Indenture prior to any filing of our First Quarter 10-Q (as the Trustee’s letters contend), we contend that the earliest date that such a default could have possibly occurred would be April 3, 2007, since Rule 12b-25 under the Securities Exchange Act of 1934 allows for a five calendar-day extension for filings on Form 10-Q and Rule 0-3 under the Securities Exchange Act of 1934 allows for filings due on a Saturday, Sunday or holiday to be filed on the next business day.

If a default were to occur under the Indenture, 60 days after we receive a proper notice of such default from the Trustee or the holders of 25% or more of the outstanding Notes, an event of default would occur and the holders of 25% or more of the outstanding Notes would have the right to accelerate the maturity of all of the outstanding Notes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1              Amendment No. 1, dated April 5, 2007, to the Credit Agreement, dated as of November 30, 2006, among the Company, Deutsche Bank Trust Company Americas, as Administrative Agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date:	April 6, 2007

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer